EXHIBIT 99.1

Eagle Bancorp Montana Earns Record $4.1 Million, or $0.63 Per Diluted Share, in Third Quarter 2019; Declares Regular Quarterly Cash Dividend of $0.095 per Share

HELENA, Mont., Oct. 22, 2019 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income increased 26.4% to $4.1 million, or $0.63 per diluted share, in the third quarter of 2019, compared to $3.2 million, or $0.51 per diluted share, in the second quarter of 2019, and increased 151.5% when compared to $1.6 million, or $0.30 per diluted share, in the third quarter of 2018. There were $517,000 in acquisition-related expenses in the third quarter of 2019, compared to $5,000 in the preceding quarter and $222,000 in the third quarter a year ago.

In the first nine months of 2019, net income increased 141.2% to $8.5 million, or $1.32 per diluted share, compared to $3.5 million, or $0.65 per diluted share, in the first nine months of 2018. There were $1.7 million in acquisition-related expenses in the first nine months of the year, compared to $587,000 in acquisition-related expenses in the first nine months of 2018.

Eagle’s board of directors declared a quarterly cash dividend of $0.095 per share on October 17, 2019. The dividend will be payable December 6, 2019 to shareholders of record November 15, 2019. The current annualized dividend yield is 2.15% based on recent market prices.

“We again delivered record earnings for the quarter, fueled by higher revenues, an above average net interest margin of 4.15%, an annualized return on average assets of 1.60% and an annualized return on average equity of 13.86%,” stated Peter J. Johnson, President and CEO. “In addition to generating solid organic operating results, our successful acquisition of Big Muddy Bancorp, Inc. earlier this year, coupled with our acquisition of TwinCo, Inc. the prior year, along with a meaningful increase in gain on sale of mortgages, contributed to record revenues. Further, we are confident that our recently announced merger of Western Holding Company of Wolf Point, and its wholly owned subsidiary, Western Bank of Wolf Point, will provide tremendous opportunities to continue generating strong revenue growth going forward. We expect this merger, like our earlier two acquisitions, will result in significant benefits to our expanding group of clients, communities, employees and shareholders as we expand our presence into the northeastern portion of Montana.”

Third Quarter 2019 Highlights (at or for the three-month period ended September 30, 2019, except where noted)

  Net income increased 151.5% to $4.1 million, or $0.63 per diluted share, compared to $1.6 million, or $0.30 per diluted share, in the third quarter of 2018.
  Annualized return on average assets was 1.60%.
  Annualized return on average equity was 13.86%.
  Net interest margin (“NIM”) contracted to 4.15% in the third quarter of 2019, compared to 4.31% in the preceding quarter, and improved 20-basis points compared to 3.95% in the third quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 65.6% to $18.1 million, compared to $10.9 million in the third quarter a year ago.
  Purchase discount on loans from the Big Muddy Bancorp portfolio was $2.8 million at January 1, 2019, (the “acquisition date”) of which $1.6 million remains as of September 30, 2019.
  Purchase discount on loans from the Twin Co, Inc. portfolio was $1.8 million at January 31, 2018, (the “acquisition date”) of which $1.1 million remains as of September 30, 2019.
  The accretion of the loan purchase discount into loan interest income from both the Big Muddy Bancorp and the Ruby Valley Bank transactions was $286,000 in the third quarter, compared to $539,000 in the preceding quarter.
  Total loans increased 26.3% to $753.6 million at September 30, 2019, compared to $596.6 million a year ago.
  Total deposits increased 27.1% to $789.5 million at September 30, 2019, compared to $621.3 million a year ago.
  Capital ratios remain well capitalized with a tangible common shareholders’ equity ratio of 10.14% at September 30, 2019.
  Declared a quarterly cash dividend of $0.095 per share.

Recent Events

On August 9, 2019, Eagle announced that it had reached an agreement to acquire Western Holding Company of Wolf Point, and its wholly owned subsidiary, Western Bank of Wolf Point (“Western”). The acquisition of the $100 million in assets of Western Bank will further solidify Opportunity Bank’s position as the fourth largest Montana based bank with approximately $1.10 billion in assets. Upon completion of the transaction, Opportunity Bank will have 22 retail branches in Montana, and have an additional $100 million in assets, $77 million in deposits, and $41 million in gross loans, based on June 30, 2019 information.

On January 1, 2019, Eagle completed its acquisition of Big Muddy Bancorp, Inc. and its wholly owned subsidiary, The State Bank of Townsend, located in Townsend, Montana, in a transaction valued at $16.4 million.

On January 31, 2018, Eagle completed its acquisition of TwinCo Inc., which added approximately $96 million in assets, $82 million in deposits and $55 million in gross loans.

Balance Sheet Results

“Total loans increased modestly during the quarter but increased over 26% year-over-year, with solid production in commercial real estate, residential 1-4 family construction and commercial construction and development loan segments. Additionally, agricultural loans are up substantially compared to a year ago, resulting from our recent acquisition of Big Muddy Bancorp,” said Johnson. Total loans increased 26.3% to $753.6 million at September 30, 2019, compared to $596.6 million a year earlier and increased modestly compared to $752.4 million three months earlier. Larger loan payoffs in the quarter contributed to the slower growth.

Eagle originated $161.8 million in new residential mortgages during the quarter, excluding construction loans, and sold $155.4 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.53%. This production compares to residential mortgage originations of $120.5 million in the preceding quarter with sales of $101.4 million.

Commercial real estate loans increased 34.2% to $317.8 million at September 30, 2019, compared to $236.9 million a year earlier. Residential mortgage loans decreased 4.3% to $110.3 million, compared to $115.2 million a year earlier. Agricultural and farmland loans increased 89.9% to $93.6 million at September 30, 2019, compared to $49.3 million a year earlier. Commercial loans increased 20.9% to $73.1 million, home equity loans increased 6.0% to $56.5 million, commercial construction and development loans increased 42.1% to $51.6 million, residential construction loans increased 10.2% to $32.8 million, and consumer loans increased 15.3% to $19.0 million, compared to a year ago.

Total deposits were $789.5 million at September 30, 2019, a 27.1% increase compared to $621.3 million at September 30, 2018, and a 5.5% increase compared to $748.4 million at June 30, 2019. Noninterest checking accounts account for 25.2%, interest bearing checking accounts represent 14.1%, savings accounts represent 15.8%, money market accounts comprise 15.8% and time certificates of deposit make up 29.1% of the total deposit portfolio at September 30, 2019.

Total assets increased 21.7% to $1.02 billion at September 30, 2019, compared to $840.0 million a year ago, in large part due to the Big Muddy Bancorp acquisition. At June 30, 2019, total assets were $1.01 billion. Shareholders’ equity increased 30.9% to $120.5 million at September 30, 2019, compared to $92.0 million a year earlier and increased 4.1% compared to $115.7 million three months earlier. Tangible book value improved to $15.89 per share at September 30, 2019, compared to $15.12 per share at June 30, 2019, and $14.33 per share a year earlier.

Operating Results

Eagle’s NIM contracted 16 basis points to 4.15% in the third quarter of 2019, compared to 4.31% in the preceding quarter, and improved 20-basis points compared to 3.95% in the third quarter a year ago. “The contraction in NIM during the current quarter, compared to the prior quarter, was primarily due to higher cost of funds and a flattening yield curve, coupled with reduced interest accretion on purchased loans,” said Johnson. “However, our NIM expanded from a year ago and continues to benefit from interest accretion on purchased loans as a result of our two recent acquisitions.” The interest accretion on purchased loans totaled $286,445 and resulted in a 12-basis point increase in the NIM during the third quarter, compared to $539,000 and a 24-basis point increase in the NIM during the preceding quarter. Year-to-date, Eagle’s NIM improved 29 basis-points to 4.26%, from 3.97% in the first nine months of 2018.

The investment securities portfolio decreased to $136.4 million at September 30, 2019, compared to $148.9 million a year ago, but increased compared to $124.1 million at June 30, 2019. Average yields on earning asset increased to 5.04% from 4.66% a year ago due to deploying funds into higher yielding loans.

Eagle’s third quarter revenues increased 19.2% to $18.1 million, compared to $15.2 million in the preceding quarter and increased 65.6% when compared to $10.9 million in the third quarter a year ago. Year-to-date, revenues increased 50.8% to $46.4 million from $30.8 million in the first nine months of 2018, primarily as a result of increased net interest income and gain on sale of mortgages.

Net interest income, before the provision for loan loss, was $9.7 million for both the third quarter of 2019 and the second quarter of 2019 and increased 29.7% compared to $7.5 million in the third quarter a year ago. In the first nine months of 2019, net interest income increased 30.0% to $28.8 million, compared to $22.1 million in the first nine months of 2018.

Noninterest income increased 53.0% to $8.4 million in the third quarter of 2019, compared to $5.5 million in the preceding quarter, and increased 143.0% compared to $3.5 million in the third quarter a year ago, reflecting solid gains from loan sales and robust mortgage banking operations. The net gain on sales of mortgage loans totaled $5.5 million in the third quarter of 2019, compared to $3.4 million in the preceding quarter, and $2.3 million in the third quarter a year ago. Year-to-date, noninterest income grew 104.4% to $17.6 million, compared to $8.6 million in the first nine months of 2018.

Eagle’s third quarter noninterest expenses were $12.2 million compared to $10.5 million in the preceding quarter and $8.8 million in the third quarter a year ago. Acquisition costs totaled $517,000 for the current quarter, compared to $5,000 in the preceding quarter and $222,000 in the third quarter one year ago. In the first nine months of the year, noninterest expenses totaled $33.7 million, compared to $25.7 million in the first nine months of 2018, with acquisition costs of $1.7 million year-to-date, compared to $587,000 in acquisition costs in the first nine months of 2018.

For the third quarter of 2019, the income tax provision totaled $1.1 million, for an effective tax rate of 21.1%, compared to $780,000 in the preceding quarter and $360,000 in the third quarter of 2018.

Credit Quality

The allowance for loan losses represented 221.0% of nonaccrual loans at September 30, 2019, compared to 206.4% three months earlier and 370.9% a year earlier. The third quarter provision for loan losses was $694,000, compared to $697,000 in the preceding quarter and $194,000 in the third quarter a year ago. Year-to-date, Eagle’s provision for loan losses totaled $2.0 million, compared to $720,000 in the first nine months of 2018.

Nonperforming loans (“NPLs”) were $3.7 million at September 30, 2019, down from $3.8 million at June 30, 2019, and increased when compared to $1.7 million a year earlier. The increase year-over-year in nonperforming loans were impacted by loans acquired.

Eagle’s total other real estate owned (“OREO”) and other repossessed assets was $91,000 at September 30, 2019, which was unchanged compared to June 30, 2019 and declined compared to $457,000 at September 30, 2018. The decrease compared to a year ago was primarily due to the sale of two OREO properties. Nonperforming assets (“NPAs”), consisting of nonaccrual loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, were $3.8 million at September 30, 2019, or 0.37% of total assets, compared to $3.8 million, or 0.38% of total assets three months earlier and $2.2 million, or 0.26% of total assets a year earlier. The increase year-over-year was primarily from acquired assets.

Net loan charge-offs totaled $244,000 in the third quarter of 2019, compared to net loan charge-offs of $46,000 in the second quarter of 2019 and a net loan recoveries of $6,000 in the third quarter a year ago. The allowance for loan losses was $8.2 million, or 1.09% of total loans, at September 30, 2019, compared to $7.8 million, or 1.03% of total loans, at June 30, 2019, and $6.4 million, or 1.06% of total loans, a year ago.

Capital Management

Eagle Bancorp Montana continues to be well capitalized with the ratio of tangible common shareholders’ equity to tangible assets of 10.14% as of September 2019. (Shareholders’ equity, less goodwill and core deposit intangible to tangible assets).

Stock Repurchase

Eagle announced that its Board of Directors has authorized the repurchase of up to 100,000 shares of its common stock, representing approximately 1.56% of outstanding shares. Under the plan, shares may be purchased by the company on the open market or in privately negotiated transactions. The extent to which the company repurchases its shares and the timing of such repurchase will depend upon market conditions and other corporate considerations.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 21 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will”’ "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers with Ruby Valley Bank and The State Bank of Townsend, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation and any litigation which we inherited from our January 2019 merger with The State Bank of Townsend); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; cyber incidents, or theft or loss of Company or customer data or money; the effect of our acquisitions of Ruby Valley Bank and The State Bank of Townsend, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the integration. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains our core efficiency ratio and tangible book value per share, which are non-GAAP financial measures. The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios, and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
	September 30,	June 30,	September 30,
	2019	2019	2018

Assets:
Cash and due from banks	$9,697	$10,581	$7,889
Interest bearing deposits in banks	3,589	2,855	1,079
Total cash and cash equivalents	13,286	13,436	8,968
Securities available-for-sale, at fair value	136,383	124,065	148,935
FHLB stock	4,167	5,384	4,617
FRB stock	2,526	2,526	2,033
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale, at fair value	24,913	23,760	8,747
Loans:
Real estate loans:
Residential 1-4 family	110,291	114,898	115,217
Residential 1-4 family construction	32,776	30,250	29,755
Commercial real estate	317,829	316,612	236,900
Commercial construction and development	51,647	50,027	36,339
Farmland	46,681	46,051	30,421
Other loans:
Home equity	56,537	55,582	53,342
Consumer	19,012	19,181	16,491
Commercial	73,059	74,008	60,407
Agricultural	46,893	47,040	18,849
Unearned loan fees	(1,156)	(1,215)	(1,081)
Total loans	753,569	752,434	596,640
Allowance for loan losses	(8,200)	(7,750)	(6,350)
Net loans	745,369	744,684	590,290
Accrued interest and dividends receivable	5,318	4,903	3,890
Mortgage servicing rights, net	8,218	7,666	6,947
Premises and equipment, net	38,628	36,992	28,600
Cash surrender value of life insurance, net	23,460	23,724	20,405
Real estate and other repossessed assets acquired in
settlement of loans, net	91	91	457
Goodwill	15,710	15,710	12,124
Core deposit intangible, net	2,961	3,136	1,599
Deferred tax asset, net	-	75	2,100
Other assets	1,036	1,418	100
Total assets	$1,022,221	$1,007,725	$839,967

Liabilities:
Deposit accounts:
Noninterest bearing	199,086	183,116	142,351
Interest bearing	590,375	565,272	478,951
Total deposits	789,461	748,388	621,302
Accrued expense and other liabilities	10,266	11,987	6,082
Deferred tax liability, net	420	-	-
FHLB advances and other borrowings	76,699	106,748	95,731
Other long-term debt, net	24,925	24,908	24,860
Total liabilities	901,771	892,031	747,975

Shareholders' Equity
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
6,714,983, 6,714,983 and 5,718,942 shares issued; 6,403,693,
6,403,693 and 5,460,452 shares outstanding at September 30, 2019,
June 30, 2019 and September 30, 2018, respectively)	67	67	57
Additional paid-in capital	68,894	68,535	51,927
Unallocated common stock held by Employee Stock Ownership Plan	(352)	(393)	(518)
Treasury stock, at cost (311,290, 311,290 and 258,490 shares at September
30, 2019, June 30, 2019 and September 30, 2018, respectively)	(3,850)	(3,850)	(2,826)
Retained earnings	53,664	50,167	45,989
Accumulated other comprehensive income (loss), net of tax	2,027	1,168	(2,637)
Total shareholders' equity	120,450	115,694	91,992
Total liabilities and shareholders' equity	$1,022,221	$1,007,725	$839,967

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Interest and dividend income:
Interest and fees on loans	$10,731	$10,599	$7,701	$31,378	$22,435
Securities available-for-sale	916	928	1,036	2,802	3,046
FRB and FHLB dividends	107	95	80	297	233
Interest on deposits in banks	19	13	5	50	40
Other interest income	-	3	3	5	4
Total interest and dividend income	11,773	11,638	8,825	34,532	25,758
Interest expense:
Interest expense on deposits	1,022	924	534	2,733	1,454
FHLB advances and other borrowings	692	656	453	1,942	1,105
Other long-term debt	360	364	361	1,089	1,065
Total interest expense	2,074	1,944	1,348	5,764	3,624
Net interest income	9,699	9,694	7,477	28,768	22,134
Loan loss provision	694	697	194	1,995	720
Net interest income after loan loss provision	9,005	8,997	7,283	26,773	21,414

Noninterest income:
Service charges on deposit accounts	329	292	241	882	681
Net gain on sale of loans	5,492	3,360	2,290	11,451	5,449
Mortgage banking	1,390	722	279	2,477	792
Wealth management income	11	135	130	258	409
Interchange and ATM fees	364	338	270	977	766
Appreciation in cash surrender value of life insurance	254	160	166	571	436
Net gain (loss) on sale of available-for-sale securities	-	104	(23)	49	(113)
Net gain (loss) on sale of real estate owned and other repossessed property	-	19	-	(18)	(57)
Net gain on sale/disposal of premises and equipment	438	-	9	438	9
Other noninterest income	142	373	103	532	246
Total noninterest income	8,420	5,503	3,465	17,617	8,618

Noninterest expense:
Salaries and employee benefits	7,555	6,510	5,123	20,057	15,493
Occupancy and equipment expense	1,152	1,043	880	3,229	2,543
Data processing	933	854	866	2,715	2,176
Advertising	320	212	295	800	871
Amortization of core deposit intangible and tax credits	254	253	182	761	519
Loan costs	242	177	154	554	469
Federal insurance premiums	(36)	55	65	79	203
Postage	90	79	58	237	192
Legal, accounting and examination fees	182	236	121	692	447
Consulting fees	-	44	23	75	65
Acquisition costs	517	5	222	1,693	587
Other noninterest expense	1,015	1,005	767	2,826	2,149
Total noninterest expense	12,224	10,473	8,756	33,718	25,714

Income before provision for income taxes	5,201	4,027	1,992	10,672	4,318
Income tax provision	1,096	780	360	2,137	780
Net income	$4,105	$3,247	$1,632	$8,535	$3,538

Basic earnings per share	$0.64	$0.51	$0.30	$1.33	$0.65
Diluted earnings per share	$0.63	$0.51	$0.30	$1.32	$0.65

Basic weighted average shares outstanding	6,403,693	6,408,627	5,460,452	6,420,711	5,411,356

Diluted weighted average shares outstanding	6,425,380	6,425,015	5,524,912	6,442,934	5,475,816

ADDITIONAL FINANCIAL INFORMATION	(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	September 30,	June 30,	September 30,
	2019	2019	2018
Performance Ratios (For the quarter):
Return on average assets	1.60%	1.30%	0.79%
Return on average equity	13.86%	11.37%	7.04%
Net interest margin	4.15%	4.31%	3.95%
Core efficiency ratio*	63.21%	67.22%	76.33%

Performance Ratios (Year-to-date):
Return on average assets	1.14%	0.90%	0.57%
Return on average equity	10.02%	7.97%	5.19%
Net interest margin	4.26%	4.32%	3.97%
Core efficiency ratio*	67.40%	70.09%	80.02%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
	2019	2019	2018

Nonaccrual loans	$3,691	$3,608	$1,556
Loans 90 days past due and still accruing	-	126	156
Restructured loans, net	20	21	-
Total nonperforming loans	3,711	3,755	1,712
Other real estate owned and other repossessed assets	91	91	457
Total nonperforming assets	$3,802	$3,846	$2,169

Nonperforming loans / portfolio loans	0.49%	0.50%	0.29%
Nonperforming assets / assets	0.37%	0.38%	0.26%
Allowance for loan losses / portfolio loans	1.09%	1.03%	1.06%
Allowance / nonperforming loans	220.96%	206.39%	370.91%
Gross loan charge-offs for the quarter	$252	$81	$14
Gross loan recoveries for the quarter	$8	$35	$20
Net loan charge-offs (recoveries) for the quarter	$244	$46	$(6)

Capital Data (At quarter end):
Tangible book value per share **	$15.89	$15.12	$14.33
Shares outstanding	6,403,693	6,403,693	5,460,452
Tangible common equity to tangible assets***	10.14%	9.79%	9.47%

Other Information:
Average total assets for the quarter	$1,027,898	$1,000,701	$830,875
Average total assets year to date	$998,475	$983,764	$823,826
Average earning assets for the quarter	$926,987	$902,263	$750,684
Average earning assets year to date	$902,640	$890,468	$745,470
Average loans for the quarter ****	$779,770	$754,197	$591,441
Average loans year to date ****	$753,541	$740,427	$583,274
Average equity for the quarter	$118,512	$114,208	$92,678
Average equity year to date	$113,614	$111,165	$90,939
Average deposits for the quarter	$757,327	$741,943	$615,544
Average deposits year to date	$741,363	$733,381	$614,800

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of costs and intangible asset amortization, by the sum of net interest income and non-interest income.
** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
***The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangibles.
**** Includes loans held for sale.

Core Efficiency Ratio	(Unaudited)			(Unaudited)
(Dollars in thousands)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Calculation of Core Efficiency Ratio:
Noninterest expense	$12,224	$10,473	$8,756	$33,718	$25,714
Acquisition costs	(517)	(5)	(222)	(1,693)	(587)
Intangible asset amortization	(254)	(253)	(182)	(761)	(519)
Core efficiency ratio numerator	11,453	10,215	8,352	31,264	24,608

Net interest income	9,699	9,694	7,477	28,768	22,134
Noninterest income	8,420	5,503	3,465	17,617	8,618
Core efficiency ratio denominator	18,119	15,197	10,942	46,385	30,752

Core efficiency ratio	63.21%	67.22%	76.33%	67.40%	80.02%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	September 30,	June 30,	September 30,
	2019	2019	2018
Tangible Book Value:
Shareholders' equity	$120,450	$115,694	$91,992
Goodwill and core deposit intangible, net	(18,671)	(18,846)	(13,723)
Tangible common shareholders' equity	$101,779	$96,848	$78,269

Common shares outstanding at end of period	6,403,693	6,403,693	5,460,452

Common shareholders' equity (book value) per share (GAAP)	$18.81	$18.07	$16.85

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$15.89	$15.12	$14.33

Tangible Assets:
Total assets	$1,022,221	$1,007,725	$839,967
Goodwill and core deposit intangible, net	(18,671)	(18,846)	(13,723)
Tangible assets (non-GAAP)	$1,003,550	$988,879	$826,244

Tangible common shareholders' equity to tangible assets
(non-GAAP)	10.14%	9.79%	9.47%

Earnings Per Diluted Share, Excluding Acquisition Costs	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended

	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018

Net interest income after loan loss provision	$9,005	$8,997	$7,283	$26,773	$21,414
Noninterest income	8,420	5,503	3,465	17,617	8,618

Noninterest expense	12,224	10,473	8,756	33,718	25,714
Acquisition costs	(517)	(5)	(222)	(1,693)	(587)
Noninterest expense, excluding acquisition costs	11,707	10,468	8,534	32,025	25,127

Income before income taxes	5,718	4,032	2,214	12,365	4,905
Income tax expense, excluding acquisition costs
related taxes	1,205	781	400	2,476	886
Net Income, excluding acquisition costs	$4,513	$3,251	$1,814	$9,889	$4,019

Diluted earnings per share (GAAP)	$0.63	$0.51	$0.30	$1.32	$0.65
Diluted earnings per share, excluding acquisition
costs (non-GAAP)	$0.70	$0.51	$0.33	$1.53	$0.73

Return on Average Assets, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands)	September 30,	June 30,	September 30,
	2019	2019	2018
For the quarter:
Net income, excluding acquisition costs (non-GAAP)*	$4,513	$3,251	$1,814
Average total assets quarter to date	$1,027,898	$1,000,701	$830,875
Return on average assets, excluding acquisition costs (non-GAAP)	1.76%	1.30%	0.87%

Year-to-date:
Net income, excluding acquisition costs (non-GAAP)*	$9,889	$5,382	$4,019
Average total assets year to date	$998,475	$983,764	$823,826
Return on average assets, excluding acquisition costs (non-GAAP)	1.32%	1.09%	0.65%

* See Earnings Per Diluted Share, Excluding Acquisition costs table for GAAP to non-GAAP reconciliation.

Contacts:	Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, EVP and CFO
(406) 457-4007